EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-184522) pertaining to the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan of our report dated December 17, 2012, with respect to the consolidated financial statements of Berry Plastics Group, Inc. included in this Annual Report (Form 10-K) for the year ended September 29, 2012.

/s/ Ernst & Young LLP

Indianapolis, IN

December 17, 2012